Exhibit 99.2

Scientific-Atlanta Earnings Conference Call (July 17, 2003)

OPERATOR

Good afternoon, ladies and gentlemen. And welcome to Scientific-Atlanta Q4 year 2003 earnings conference call. At this time, all participants have been placed on a listen-only mode and we will open the floor for your questions and comments following the presentation. If during the call you would like to enter the queue to ask a question, you may do so by pressing one and then four on your telephone keypad. It is now my pleasure to turn floor over to your host, Mr. Tom Robey, Vice President of Investor Relations of Scientific-Atlanta. Sir, please begin when ready.

TOM ROBEY

John, thank you. Welcome to the Scientific-Atlanta Fourth Quarter Fiscal Year 2003 conference call.

With me on the call this evening are:

•	Jim McDonald, Chairman, President and Chief Executive Officer
•	Wally Haislip, Chief Financial Officer
•	Allen Ecker, Corporate Executive Vice-President
•	Michael Harney, Corporate Senior Vice-President & President of our Subscriber business, and
•	Dwight Duke, Corporate Senior Vice-President and President of our Transmission Network Systems business

Before we begin our call, I will read the required cautionary statement:

During this call we are likely to discuss certain subjects that will contain forward-looking statements. I caution you that any forward-looking statements made by the company are not guarantees of future performance, and that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated or projected results which the company may discuss on this conference call.

Please be advised that a detailed listing of cautionary statements is available to you in our most recently filed 10-Q for the fiscal quarter ended March 28, 2003.

The content of this webcast contains time-sensitive information that is accurate only as of the date of the live broadcast, July 17, 2003. Any redistribution, retransmission, or rebroadcast of this presentation in any form without the express written consent of Scientific-Atlanta is prohibited.

Please note that we plan to furnish a copy of today’s earnings press release and a transcript of this conference call to the SEC on Form 8-K within five business days. Note also that Jim’s prepared comments will be available on our web site at www.scientificatlanta.com/investors promptly following this conference call.

Now I will turn the call over to Jim.

JIM MCDONALD

Good evening and thank you for joining us.

Today Scientific-Atlanta reported fourth quarter earnings of $47 million, or $0.31 per share, on sales of $404 million. We had another good quarter in an environment that remains mixed.

We’ll begin this evening with a review of the fourth quarter financial results.

Bookings are orders received by the company that are eligible for inclusion in the backlog. Our policy is to place in our backlog orders for product scheduled for shipment within six months from the end of the reported quarter.

In our fourth quarter, bookings were $459 million, an increase of 35 percent from last quarter’s reported bookings. Compared with the fourth quarter of last year, in which we de-booked $200 million of orders from Adelphia Communications, bookings increased sharply.

Bookings of subscriber products were $326 million, an increase of $111 million sequentially. Note that, in the fourth quarter of fiscal year 2002, new subscriber product bookings were $126 million were more than offset by the de-booking of orders from Adelphia, resulting in a negative subscriber bookings for the quarter.

In the quarter just ended, Scientific-Atlanta and Cablevision Systems completed an agreement that will extend the business relationship between the companies. Under the terms of the agreement, Cablevision made a firm volume commitment for Explorer® digital set-tops for the remaining of calendar year 2003. In the quarter, we received orders from Cablevision valued at $129 million, some of which we shipped in the quarter.

In the quarter just ending, bookings of transmission products were $104 million, and satellite product bookings were $30 million. The book-to-bill ratio for each of these businesses was greater than one.

International bookings of $91 million increased by 13 percent from last quarter, led by increases in Canada and Europe. Compared to the fourth quarter of last year, international bookings increased by 16 percent. In the year-to-year comparison, Latin America bookings declined.

Backlog, at $395 million, was down slightly compared to a year ago but increased 16 percent from last quarter. At the end of the quarter, the backlog contained approximately one million Explorer digital set-tops.

We received substantial orders for the Explorer 8000 home entertainment server from Time Warner Cable in both the fourth quarter of fiscal year 2003 and in the first two weeks of the new fiscal year. In addition, we received a substantial order for the Explorer 8000 product in the fourth quarter from Comcast, in support of their future plans for a wider deployment in their Scientific-Atlanta systems.

Fourth quarter sales increased four percent from last year fourth quarter and increased six percent sequentially to $404 million. Sales of subscriber products were $285 million, up 15 percent from last year’s fourth quarter, and up six percent sequentially. In the fourth quarter, we sold 968 thousand Explorer digital set-tops, including 158 thousand Explorer 8000 home entertainment servers and 58 thousand high-definition set-tops.

In the fourth quarter, we sold 270 thousand WebSTAR™ cable modems, flat with last year’s volume, but up 58 percent from last quarter.

Sales of transmission products were $100 million. Fourth quarter results included sales related to product lines we acquired from Arris in November. We continue to be pleased with the results from that acquisition. Satellite product sales were $20 million.

International sales of $77 million decreased slightly from last quarter and 16 percent compared to last year due to continued economic weakness.

Gross margin in the fourth quarter was 36.6 percent, a decrease of a little less than one percentage point from last year, but a 2.5 percentage point increase from last quarter’s reported gross margins. The sequential increase was driven by higher volumes, material cost savings, and favorable results of year-end physical inventory. The year-to-year decline was due to increased shipments of new set-top models that currently have lower gross margins than the company average.

Operating expenses of $87 million in fourth quarter, which included pre-tax restructuring charges of $2.7 million, declined 49 percent from last year. Note that the year-ago results included a pre-tax bad-debt expense of $84 million, related to write-off of accounts receivable from Adelphia, resulting from its filing of bankruptcy in June, 2002. There was no comparable write-off in the fourth quarter of the current year. Operating expenses increased sequentially by approximately one million dollars, primarily due to an increase in marketing expenses.

Research and development expenses were $34 million, down 10 percent compared with the preceding year and down four percent sequentially as a result of higher capitalization of software development costs. Benefits of our restructuring efforts also are included in the year-to-year comparison. SG&A expenses were $50 million, down 60 percent from last year, which included the bad-debt expense we discussed earlier. Compared to the third quarter, SGA expenses increased by approximately $4 million, primarily due to higher marketing expenses.

Earnings in the fourth quarter were $47 million, or $0.31 per share. This included an after-tax restructuring charge of $1.8 million, which was offset by miscellaneous gains of approximately the same amount.

Fourth quarter 2003 earnings increased by $63 million, or $0.41 per share, compared with the same period of last year. Note that in the fourth quarter of last year, we incurred an after-tax bad-debt expense of approximately $55 million, or $0.35 per share, related to the write-off of accounts receivable from Adelphia, which we mentioned earlier. Also in last year’s fourth quarter, we incurred after-tax expenses of approximately $5 million, or $0.03 per share associated with restructuring and the mark-to-market adjustments of various equity investments. Including these charges, the company reported a loss for last year’s fourth quarter of $16 million, or $0.10 per share.

On a sequential basis, reported earnings increased by $21 million, or $0.13 per share. Note that the preceding quarter reported earnings included after-tax charges of $7 million, or $0.04 a share, for restructuring and mark-to-market adjustments of various equity investments.

The effective tax rate was 34 percent. [Please note that Mr. McDonald was referring to the effective tax rate for the quarter.]

Our cash and short-term investments increased by $60 million sequentially to $949 million.

In the fourth quarter, accounts receivable declined by $8 million, and DSO improved to 43 days from 53 days in the preceding quarter. Inventory turns increased to 8.0 from 7.4 in the preceding quarter.

In our fourth quarter, cash provided by operating activities was $61 million.

Next I’ll summarize the financial results for the fiscal year.

In fiscal year 2003 bookings increased to $1.425 billion from $1.168 billion in the preceding year. Again, note that the fiscal year 2002 booking included a de-booking of $200 million related to the Adelphia bankruptcy.

Fiscal year 2003 sales declined by 13 percent to $1.450 billion. The book-to-bill ratio for fiscal year 2003 was 0.98.

Gross margin was 34.7 percent of sales in fiscal year 2003, down 3/10 of a percentage point from last year. The decline was due primarily to a higher mix of new products; partially offset by material cost reductions, product redesign, and conversion cost improvements.

Reported earnings in the year just ended were $100 million, or $0.65 per share, down slightly from the reported earnings of $104 million, or $0.66 per share, in the preceding year.

Earnings in the fiscal year 2003 included after-tax charges related to various restructurings, the mark-to-market adjustments of various equity investments, and the termination of a contract with German cable operator ish, and totaled $25.4 million, or $0.17 per share. Earnings in fiscal year 2002 included after-tax charges related to the previously mentioned bad-debt expense, various restructurings, and a total of $70.7 million, or $0.45 per share.

In fiscal year 2003, we generated a record $361 million of cash from operating activities, up slightly from $358 million last year.

In fiscal year 2003, we repurchased approximately 8.6 million shares of the company’s shares for $104 million, and we acquired transmission product lines of Arris for approximately $32 million.

Next, we’ll turn to a discussion of developments and trends in our business, starting with subscriber.

We are benefiting from the adoption of several new innovative new subscriber products.

•	Digital video recording, which at the end of last quarter was available in 18 cities, is now launched in 27 of Time Warner Cable’s systems, five Brighthouse systems, two at Cox, and one each at Comcast and Videotron.

We shipped 387 thousand Explorer 8000 home entertainment servers in the fiscal year, including 158 thousand in the fourth quarter. At the National Cable and Telecommunications Association show in June, we highlighted high-definition and multi-room versions of the Explorer 8000 home entertainment server, which are currently in development.

•	High-definition television continues to make progress among consumers. According to the Consumer Electronics Association, unit sales of digital television products were up 58 percent year-to-date through April. According to the NCTA, HD programming was available over 78 of the top 100 U.S. markets as of June 1st, up from 73 a quarter earlier.

In June, we announced a new Explorer set-top designed specifically for retail. The Explorer 3270HD™, a third-generation HD set-top, will provide consumers with a broad range of capabilities, including enhanced installation features, more audio options, and new stretch and zoom capabilities. The Explorer 3270HD set-top will be available, together with Cox Communications’ high-definition TV service, at Best Buy retail stores in several markets.

We shipped 197 thousand HD set-tops in fiscal year 2003, including 58 thousand in the fourth quarter. We have shipped more than 300 thousand HD set-tops.

•	We believe that video-on-demand (VOD) and subscription VOD can provide differentiated services versus satellite, churn reduction, and an opportunity to increase the number of premium subscriptions. In a case study published at a recent CTAM conference reports that, 18 months after launching HBO on Demand in Columbia, South Carolina, 55 percent of the HBO subscribers had signed up for HBO on Demand, and satellite subscription growth had slowed.

Turning next to transmission products,

In the fourth quarter, Scientific-Atlanta expanded its portfolio of products to support cable operators’ efforts to offer high-value data and voice services to business. We introduced a new family of BroadLAN™ products and an expansion of our widely deployed PRISMA IP™ optical transport platform. The new PRISMA IP product extends resilient packet ring (RPR) technology to customer premises.

In a new application for our IP transport products, Turner Broadcasting System has chosen the PRISMA IP platform to transport its raw, studio-quality video. This point-to-point implementation of the PRISMA IP system will allow the customer to collect video from satellite, fiber and other sources at multiple locations in Atlanta metropolitan area, and use a single platform to deliver the signals to a central editing location, with no loss of resolution or quality.

Fourth quarter bookings of our PRISMA IP product line grew by more than 100 percent compared to last year.

Several product lines acquired with BarcoNet have exceeded our expectations in the quarter. DVB headend products have been strong in both Europe and Asia. Our gigabit Ethernet transport products have benefited from customer interest in the deployment of on-demand services, and our Continuum DVP™ Dense QAM Array has allowed us to sell QAM modulators into cable systems that use others’ conditional access systems.

In summary, we are pleased with the fourth quarter improvements in bookings, sales, and earnings compared to last year. We are also pleased to report another year of strong cash flow from operations. In the new fiscal year, we plan to continue to bring innovative new products to the market and to maintain our disciplined management of product costs, expenses, and our balance sheet.

Now I will be pleased to take any questions.

OPERATOR

Thank you Mr. McDonald.

And, ladies and gentlemen, the floor is now open for questions. If you have any questions or comments please press the numbers one followed by four on your touch-tone phone at this time.

Pressing one, four, a second time will remove you from the queue should your question be answered.

And lastly, we do ask that while posing your question that you please pick up your hand set if listening on speaker phone for optimum sound quality.

Please hold just one moment while we poll for questions. Thank you.

Your first question is coming from Greg Mesniaeff of Credit Lyonnaise. Sir, your line is now live.

GREG MESNIAEFF

Ah, yes. Thank you and congratulations on a very solid quarter.

I just have two quick questions.

You mentioned that the backlog consisted of about 1 million total Explorers. Could you give a little more granularity on the mix of that million, what percentage was the 8000s?

JAMES MCDONALD

Greg, I think that we have historically not broken the backlog out by specific products and we probably wouldn’t want to do that.

GREG MESNIAEFF

Could you maybe give us some indications as to the general direction of — of the ratio, how it has trended over the last, say, two quarters.

JAMES MCDONALD

Well, one of the things we, of course, said is that we got orders both last quarter, and into this quarter from Time-Warner for the continued rollout of the 8000 and, of course Comcast placed an order to begin rolling it out in their system. So we did book sizable orders for the 8000. [NOTE: “Last quarter” refers to the Company’s fourth quarter of fiscal year 2003; “this quarter” refers to the Company’s first quarter of fiscal year 2004.]

WALLACE HAISLIP

And I would add one comment to that, and is that as we indicated, we had strong sales during the quarter and our book-to-bill ratio for 8000 was greater than one. And as was indicated in the announcement, in addition to last quarter we also booked a significant Time-Warner order after the end of the quarter.

GREG MESNIAEFF

And just two quick follow-ups on the 8000 of a more technical nature.

In deploying the 8000 box to an existing head-end system, what, if any, modifications in terms of operating systems software need to be done at the head-end ahead of time?

JAMES MCDONALD

Michael can answer. I think it’s none.

MICHAEL HARNEY

Yeah, on the systems side, basically the systems that are already installed out there, the software versions that are installed on the system work with the 8000. So there’s no upgrade required to the system, or to deploy 8000.

GREG MESNIAEFF

Okay.

And just one more follow-up.

Any plans to add new features to the 8000, such as a DVD player, recorder, anything like that?

JAMES MCDONALD

I think one of the things I would say is that we’re spending — as we indicated we’re spending a significant amount of money on R&D so we have lots of plans to expand the product line over time. I wouldn’t want to comment on any specific features.

Of course, we do — we have talked about the HD version that will be coming. The multi-room version that will be coming.

Clearly one thing to think about is once you deploy this type of storage in a set-top, it opens up a significant amount of new applications that you can do.

GREG MESNIAEFF

Right.

And as far as one more — one more question, as far as the silicon inside of the 8000, is it partially proprietary and partially merchant silicon or what’s the ratio of internally developed ASICs versus merchant?

MICHAEL HARNEY

That’s a tough question.

I guess the most significant pieces of silicon that are in the 8000, I would put into two categories.

One is, essentially — I won’t call it proprietary but essentially a partner design with ST MicroElectronics which is prevalent in a lot of our set-top products. The other big piece of silicone that we’re using is a part from Broadcom which is a dual stream MPEG encoder and it may be tweaked a little for our application but I think it’s fairly close to an off the shelf product.

GREG MESNIAEFF

Okay.

The reason I asked that is in the past, you’ve designed out merchants silicon vendors to improve your margins and that’s what I was trying to get at.

JAMES MCDONALD

We’ll we’re gonna improve our margins. We will continue to keep a very sharp focus on the cost of the product.

GREG MESNIAEFF

Right. Thank you very much.

OPERATOR

And thank you.

The next question is coming from Jason Ader of Thomas Weisel Partners. Sir, your line is now live.

JASON ADER

Thank you. I have a few questions.

First of all, on the PVR, and the DVR penetration rates.

Jim or Michael, can you give us a sense of where you think penetration rates might go with — with this product? Percentage of digital, you know, over the next couple of years.

I mean, do you think it could get to, you know, 15 to 20%? I mean looking in certain markets for Time-Warner, they are already at 15% with really no marketing. So what are your sort of general industry thoughts on where DVR penetration rates could get to?

JAMES MCDONALD

Well, I think one of the things to think about is when we had introduced the Explorer 2000 family of products four or five years ago, we started at a price point between $400 or $500 and we continued by using our purchasing leverage, manufacturing leverage and engineering ability in the product. We were able to drive the prices down over time because we could drive our costs down and in result we turned it into an ever increasing volume of product.

I would tell you that our strategy for this was exactly the same thing. So we’re going to try to pursue exactly the same strategy of delivering products into the marketplace and using all of our resources to drive the cost down.

JASON ADER

Wouldn’t that be more difficult, just because you’re dealing with, you know, 80 gigabyte hard drives?

JAMES MCDONALD

I wouldn’t necessarily conclude that.

JASON ADER

Okay.

All right, next question, just could you give us the top customers in the quarter? 10% customers?

JAMES MCDONALD

Same three in the quarter that we had for the year. I guess — the ones are Cablevision, AOL and Comcast.

JASON ADER

Okay.

And can you give us a sense of combined what they were? The three?

JAMES MCDONALD

Wally can probably answer that. He’s got the —

WALLACE HAISLIP

We don’t give — when you combine all of those three — and I will simply give it to you for the — for the quarter, at the moment, but when you combine all three of them, they are greater than 50%.

JASON ADER

Okay.

WALLACE HAISLIP

Of the total.

JASON ADER

And were you going to give us any breakout on percentage of new platforms like you did for the set- tops, like you did last quarter or is that not as relevant this quarter?

JAMES MCDONALD

It would be similar to last quarter. A very large part of what we’re doing in revenue is probably products introduced in the last 12 to 18 months. A very large part.

JASON ADER

Okay and just last question for Wally.

On the gross margin, certainly, I think that’s probably a surprise to a lot of people, how strong it was. How much of of that was related to the end of the year adjustments? I mean how should we be thinking about that?

And also any sense of sort of subscriber versus transmission, the trend on each of those?

WALLACE HAISLIP

Well, we don’t generally give an indication of transmission versus subscriber. Both businesses were profitable, both businesses contributed to the bottom line for the quarter.

And I would indicate to you with regard to the physical inventory that we took, that during the quarter, it accounted for slightly less than — than 1% of the total. We take physical inventory, obviously, only once a year so that has slightly less than 1% impact. Then you add volumes, volume increases, obviously allowed to us leverage our fixed costs and that had an impact, plus the material costs reductions that we were able to achieve quarter-over-quarter.

All of those things really — really take you into improved margin for the quarter, but as you look at it, it would go into the second half of the year, I would caution you that obviously physical inventory and year-end adjustments do not occur. And we still continue to believe as we move forward here that our margin rates can be maintained in the 33 to 35% range.

JASON ADER

Okay. Thanks a lot, guys.

OPERATOR

And thank you.

Your next question is coming from Daryl Armstrong of Smith Barney. Mr. Armstrong, your line is now live.

DARYL ARMSTRONG

Thank you very much.

I just wanted to tag on to that last question. You talked about volume and the material adjustments.

Where does cost engineering come into — into play? Is that sort of an additional leg as you have more experience manufacturing, the — the newer products? You know, how much incremental benefit do we have for — from that?

And then secondly, given the strong set-top box demand, have you guys had to reinstitute a third shift at Juarez for manufacturing?

WALLACE HAISLIP

I will answer the last question first.

As we indicated last quarter, we had, in — in certain areas we have a third shift but we do not have one across the board, third shift. But there are certain bottlenecks as we’ve ramped up these set-tops that we do have a third shift on, but we do not have a total third shift yet there. So there’s lots of volume room left in the factory.

With regard to — to the margin question, obviously — when we talk about material cost reductions the material cost reduction can come from one of two areas. We are constantly redesigning the — the set-top boxes especially. They are constantly substituting parts as we identified cheaper, equal quality parts and we’re constantly negotiating procurement of the both of those go in. When we make the comment, material cost reduction, you should read into that both design improvement, as well as procurement negotiation improvements.

DARYL ARMSTRONG

Okay. Thanks for the clarification.

And then just one final point.

I know that there’s been a lot of commentary coming out of the regional Bells about fiber to the home. One the drivers, of course, is video.

There’s a — you know, one of the few vendors with extensive experience, and — you know, providing video of broadband platform. Have you received a lot of interest from the regional Bells in terms of tapping that expertise?

JAMES MCDONALD

Yes.

DARYL ARMSTRONG

Okay. Thank you.

OPERATOR

And thank you.

The next question is coming from Todd Koffman of Raymond James. Sir, your line is now live.

TODD KOFFMAN

Thank you.

Can we get some feel as to — with regard to the set-top shipments in the quarter, what percentage of them came from Cablevision?

WALLACE HAISLIP

We do not — Cablevision has not yet announced and we obviously cannot give out their specific information. But as — as we have indicated, obviously — in the prior quarters, Cablevision and Time-Warner, AOL Time-Warner were the two largest users of our set-tops during the quarter, and their combined portion of the total was greater than 60% of the total. [Note: Cablevision and AOL Time-Warner accounted for more than 60% of the number of set-tops shipped by the Company during the fourth quarter fiscal year 2003.]

TODD KOFFMAN

You said greater than 60% of the total in the quarter?

WALLACE HAISLIP

That is correct.

TODD KOFFMAN

Cablevision and Time-Warner.

And it seems that though if you look at that very large Cablevision order — I think it was $129 million over the next six months, is it fair to say this will probably be — the $128 million over the next two quarters despite the fact that the $128, 129 million, whatever, that you already shipped in the current quarter? Is that accurate?

JAMES MCDONALD

You will have to state that again. I couldn’t follow you.

TODD KOFFMAN

As I look at the shipments to Cablevision, which seems to be, a huge engine for the business right now, you got a very large new order that you recognized, $129 million, some of which it sounded like you shipped against in the current quarter. Since the $129 million order ships over the next six months, is it fair to say the quarterly run rate to that very large, important customer may be showing signs of starting to peak?

WALLACE HAISLIP

I think that I would — we made two sentences here, we said that they made a year-to-date — they made a commitment for the remainder of calendar year ‘03. Then we indicated the amount of orders we received during the quarter. Whether or not we receive any more orders from Cablevision during the year is a decision Cablevision will have to make.

The only statement that I would make, associated with, first half versus second half would be a general statement, not about Cablevision, but the total industry.

Generally the MSOs spend more of their money or capital during the first half than they do during the second half.

JAMES MCDONALD

I think from a demand standpoint, what you probably need to do is focus on Cablevision’s numbers when they basically report their earnings a little bit later. What percentage of the demand that they decide to order at any given time is up to them.

TODD KOFFMAN

Very helpful. Thank you very much.

OPERATOR

And thank you.

The next question is coming from Steve Levy of Lehman Brothers. Mr. Levy your line is now live, sir.

STEVE LEVY

Thank you.

Just a few clarifications.

Number one, is I want to go back to the last statement that you made, which is that the second half of the calendar year, versus the first half, you would say that the cable operators normally spend less; is that correct?

WALLACE HAISLIP

That is correct.

JAMES MCDONALD

They tend to place less orders. The delivery of it sometimes varies.

WALLACE HAISLIP

The delivery but if you look at our business over the last couple of years, you would see some degree of cyclicality associated with the first half versus the second half.

STEVE LEVY

Okay.

Any reason that you would think this year would be different?

JAMES MCDONALD

I don’t think. We have to get through two more quarters to know the answer to that.

STEVE LEVY

Okay.

A couple other clarifications.

Just on the gross margins, I think the — When you said 1%, so of the 36.6%, if you didn’t have the year-end inventory adjustments it would be 35.6, roughly?

WALLACE HAISLIP

Roughly.

STEVE LEVY

Okay.

And just also on the software capitalization, you brought that up. Could you quantify how much was capitalized in the quarter and characterize whether that was normal or abnormal, since you it called out?

WALLACE HAISLIP

We would not — we’re simply saying that — we pointed out there was a software capitalization. We’ve had software capitalizations for the last few quarters.

I would tell you that based on some of the things that R&D is working on at the present time, and the expanded development of software here in Atlanta, versus our Power TV operation, that software capitalization was up this quarter, versus last quarter.

STEVE LEVY

I’m trying to get a sense, since you called it out as a reason why R&D was down a little bit, whether that was the entire magnitude of it or whether it it’s something material?

WALLACE HAISLIP

It is — we pointed it out simply because it was up, but I would tell you the magnitude of up is in only a couple million dollars. Okay?

STEVE LEVY

Okay.

And then just two other questions.

Could you give us an idea how many MQAM units were shipped? Roughly?

WALLACE HAISLIP

A little over 500.

STEVE LEVY

And — and that’s great. And the last question is: Have you seen any pickup in Adelphia?

WALLACE HAISLIP

We have — we have seen some — we’re very pleased with their announcement of their receiving $1.5 million of additional banking from the bankruptcy court or from their bankers. [Note:  Adelphia announced that their creditors had granted them access to the entire $1.5 billion of DIP financing.] We have seen increased RFQ activity, but as of yet, we have not seen that increase reflected in our sales.

STEVE LEVY

Great. Thank you.

OPERATOR

And thank you.

The next question is coming from Anton Wahlman of Needham & Company. Sir, your line is now live.

ANTON WAHLMAN

Hey, Jim, can you hear me?

JAMES MCDONALD

Yeah. Sure, Anton.

ANTON WAHLMAN

I was wondering if you could talk a little bit about cable operator thoughts on going to, you know, substantially higher digital penetration in terms of kind of the lower-end type subscribers that may not necessarily be in demand for either high definition or DVRs.

What are you seeing in terms of lowering the price of digital service and making analog less attractive by, you know, making fewer analog channels available so as to swing the demand for a more massive conversion over into digital?

JAMES MCDONALD

Well, I think there’s two things to think about. There is — one is the customer would be interested in that for two reasons.

One is the — the security systems in the analog are not nearly as secure as digital and as a result, I think a number of them concluded there’s a lot of signals left out there.

The second thing is that, you know, connecting and disconnecting the connections to the cable system tends to introduce reliability problems. So the customers look at it and say, well, there is a set of economics associated with security and operational if I do this. And I think, you know, the other thing is that there’s the ability to reclaim some bandwidth and there’s probably not as much surplus bandwidth in these networks as people think.

So there’s a — you know, there’s a number of reasons why they might want to do it and then you would say, well, there’s a — there’s a variety of different thoughts on how they would do it. The first thing to think about is that the gross adds to net adds in the cable system, if you look at it, there’s about 3.5 million gross adds to net out a million net adds each quarter. So if new products represented 1/3 of all the gross ads, you would find that you would have availability of first generation products to satisfy that demand.

So there’s two different schools of thought. Some people say that the demand of the first generation products, as they get freed up because of the deployment of the second generation will satisfy the ability to need those products.

Other people think a bit different ways but, you know, a lot of customers are thinking that if the acceptance of things like HD’s and DVRs and multi-rooms, et cetera.

HD versions of PVRs, if it represents one-third of the gross you probably already have all the boxs you need from first generation to work that need.

ANTON WAHLMAN

All right. Thank you very much. Awesome job.

JAMES MCDONALD

Thank you.

OPERATOR

And thank you.

The next question is coming from Nikos Theodosopoulos of UBS Warburg. Sir, your line is now live.

NIKOS THEODOSOPOULOS

Yeah, I had a couple of questions.

First on the gross margin.

As mentioned earlier, even if you strip out this 1 point favorable impact to the physical inventory, your margins were up sequentially, yet the mix to the newer, higher end products, which conceivably have lower margins, so can you explain — can you explain that? I mean as you shift more and more sales to PVR and HD, one would have thought that gross margin would have gone down but you are actually seeing the opposite.

JAMES MCDONALD

We did the same last time.

Obviously, what we do is we have extensive cost reduction efforts and we tend to share these cost reduction efforts with our customers. So we keep working the costs down, and we share those in the form of price reductions over time and as we take the prices down, the volumes of the products tend to go up.

So our whole theory on all this stuff has always been, we introduce it, we price it at a certain point, we go off and cost reduce it very intensely, we use that to drive the volume, which gives us more procurement leverage, manufacturing leverage, and then we use engineering to continue to work our way down to simplify the design. And that’s a cycle that worked very well for us over the last four or five years and obviously we’re off doing the same thing.

NIKOS THEODOSOPOULOS

Right.

Obviously that’s the case. I guess my question is — the way the math works out it looks like the margins on the newer products are — are already at, if not, you know, above the gross margins of the other digital products.

JAMES MCDONALD

No, that’s not true.

WALLACE HAISLIP

You could — in addition to — could you have mix changes. I mean we’re not giving you all of the — all of the information here, but, no, I would tell you that the — the — the newer products, the 4000 product and the 8000 product is not currently at the company average, nor at the average of set-top margins.

But we did have some mix swings during the quarter and those mix swings, obviously as you are indicating, that’s the unknown piece, were favorable to us. And we did make margin improvements. We did make margin improvements in those categories.

But as Jim pointed out, the process that we have here, we make those cost improvements. We then also negotiated several significant deals during this quarter, which will be impacted in the second half, and those generally, when we negotiate it at mid-year that results in reduced pricing going into the second half. So, yes, we are — we are getting cost improvements first and then we’re sharing it with — with the customer. There are some mix issues here that were favorable.

NIKOS THEODOSOPOULOS

Okay. All right.

The next question I have is if I look at your — your bookings number in subscriber, 326 million, and I look at the press release, 129 million ordered from CVC, I mean, Cablevision and they’re buying set-tops.

Is — is it correct to say that they were 40% of the bookings or is that incorrect? Just looking at a six-month order and then a six-month booking number.

WALLACE HAISLIP

It is correct to assume that at least for this quarter, they were 40% of the bookings. [Note: Cablevision accounted for more than 40% of bookings for the subscriber business for fourth quarter of fiscal year 2003.]

NIKOS THEODOSOPOULOS

Okay. All right. All right. Thank you.

JAMES MCDONALD

And one of the things to think about, though, is not all — not all customers place their demands every quarter.

So if you look at any one quarter, you may draw the wrong conclusion. You generally have to look at two or three quarters to draw a conclusion like that.

NIKOS THEODOSOPOULOS

Okay.

WALLACE HAISLIP

And that was — you asked me a question with regard to bookings not — not with regard to sales.

NIKOS THEODOSOPOULOS

Right. Right.

JAMES MCDONALD

And, of course one of the things we obviously reported is that we reported a significant order from Time-Warner in the first two weeks of this quarter. So, you would get a different answer if that booking was last quarter.

NIKOS THEODOSOPOULOS

Got you. Thank you.

OPERATOR

Thank you.

The next question is coming from Rob Sanderson of American Technology Research. Sir, your line is now live.

ROB SANDERSON

Yeah, thank you. Congratulations, guys. Great results and success with your new products.

A couple of questions.

JAMES MCDONALD

Thank you.

ROB SANDERSON

First of all, on — you know, you are building a ton of cash and you have great cash flows so just, sort of, you know, if you could, walk through the philosophy and, you know what you think the appropriate levels are? And maybe how would you prioritize against uses of — potential uses of cash, you know strategic acquisitions, share buybacks, dividends or further investment in R&D.

JAMES MCDONALD

Well, I think, you know we look at all the possibilities and we do an awful lot of work on this thing.

I think if you go look at it, we’re always interested in acquisitions, but we want acquisitions that are gonna be accretive, and make sense. And I think if you look back at some of the acquisitions we’ve made, BarcoNet, Arris, transmission things, that those acquisitions have turned to be very successful for us. So we — we continue to look at acquisitions but we want to make sure we’re disciplined in how we go do that.

Relative to share buybacks, we obviously spent over $100 million last year in buying shares, and we continuously look at our shares and try to decide what to do there. I think the — you know, the dividend issue is really a decision we’ll work our way through the Board as we go through the next board meetings to determine, you know, what we want to do.

We believe our business has lots of opportunities to invest to grow. And we don’t think we lack opportunities, nor do we think we ever lacked opportunities to do it, we just think if we do it on a disciplined basis, we’ll get a return for our shareholders. If we are not disciplined, we’ll wind up losing some of it.

WALLACE HAISLIP

I would remind you that we have made $200 million worth of acquisition investments over the last 18 months. So we — we are looking.

We are very deliberate in the process, and — and that deliberation, we believe, has held us in good stead because we haven’t made any bad decisions as of yet.

ROB SANDERSON

Yeah, I think some of those acquisitions are helping you put cash up on the board there, but is there — you know, do you see a number of acquisition possibilities? It seems like, you know, they may be running thin these days.

JAMES MCDONALD

I think one of the things to think about, is if you think of the analog set- top and the digital set- top business. The analog set tops were provided to our customers primarily so that they could secure the premium content that went to the consumer.

So the value really went to the cable operator, so that he could secure value for the premium. In digital set-tops people roll this out to get more channels, more bandwidth.

As we roll out things like DVRs, PVR’s and HD versions, the value here goes to the consumer. And as you put this type of functionality in front of the consumers there’s a lot more things you can do in the application and the service areas. So things that we would traditionally look at for investments and acquisitions in the future would be different than we would look at historically.

ROB SANDERSON

Yep, it makes a lot of sense.

JAMES MCDONALD

Because the value is shifting now, where the person that determines the volume of our products is the acceptance of the new devices and new services, is the consumer. And obviously the consumer likes DVRs a lot.

ROB SANDERSON

It sure seems that way.

A second question.

You’ve got a little bit of pickup in international. Outside of, say, North America, outside of what’s happening with Canada, you know, when do we really see a meaningful pickup? It just seems to be bouncing along the bottom. Is that fair or are you optimistic about, maybe, the back half of this year?

JAMES MCDONALD

I think you have to look at what’s really wrong — was wrong with the international business and then how do you solve that problem. What , obviously, was wrong with international business was the business model. They don’t get $50 or $60 for video in most international countries.

So you’ve got two things that help you as you go forward. One is, you’ve got improvements in the costs, whether it’s in the transmission side of the business or the in the subscriber side. So the cost side of it is getting better. And with new products like HD, or new products like DVRs, and potentially services like IP voice, the revenue side will get better.

So what we really need is to work to correct the business model internationally, which is, we’ve got to find more revenue producing services and we’ve got to keep taking the cost out. There will be an inflection point when the international model will work and it will vary by country as you go around to different countries, but there will be a point in time where this international model will work.

ROB SANDERSON

Yeah.

Sounds like you are describing a pretty slow recovery.

JAMES MCDONALD

Well, it’s not gonna be instantly. I mean we are not trying to pretend it’s gonna be in the next quarter or two.

You know, we announced during the quarter that we are now doing a — doing a trial with ish over in Germany and the purpose of that is for both of to us learn what the consumer services, the consumer will pay for. Because we believe we can design these systems if we know what services the consumers will pay for.

ROB SANDERSON

Yeah.

Similar then — I mean the transmission market I think we all expected — you know, a decline there, but it seems to be a lot weaker than anybody thought.

You know, what do you think is going on there? I know if Adelphia comes back, it will help. When do we see things like node splitting and other things that might help your transmission business?

JAMES MCDONALD

Dwight, I will let you say that first and then I will add a little to it.

DWIGHT DUKE

I think the key to that, what’s driving all of that is going to be the services and as we put more services on these networks, they will get to node splitting.

And as the debate goes on between the node splitting and taking — and then the issue is as they move more digitally that frees up a little bit of bandwidth. So there’s a lot of economic tradeoffs going on in the industry now between bandwidth expansion, versus node splitting versus the services and we see slight pickups in some of those discussions, and we think — I think that will be a gradual trend going forward that we’ll see further demand in node splitting.

ROB SANDERSON

Right.

JAMES MCDONALD

It’s clearly based on the services and the load we put on the network.

ROB SANDERSON

All right, thanks guys and good job.

JAMES MCDONALD

Thank you.

OPERATOR

Thank you and the next question is coming from Dennis Gallagher of Soundview Technology Group. Sir, please go ahead.

DENNIS GALLAGHER

Thank you. Once again, congratulations.

I just wanted to follow up on some of the earlier questions, particularly on — in terms of MQAMs Is there any particular trend? Do you have expectations that this is going to improve with VOD rollouts in the second half of of this calender year?

And then, secondly in terms of the Cablevision orders, not to, you know, keep beating on that. Is there — can you give us any sense of how much of that was for transmission equipment?

JAMES MCDONALD

Let me — the second question again.

DENNIS GALLAGHER

In the Cablevision order.

JAMES MCDONALD

Yeah.

DENNIS GALLAGHER

Can you give us any sense of how much of that is for transmission equipment?

JAMES MCDONALD

Very little.

DENNIS GALLAGHER

Very little. Thank you.

JAMES MCDONALD

Michael why don’t you answer the other question about MQAMs.

MICHAEL HARNEY

I will answer it two ways. One is Dwight might want to comment.

We actually have seen our QAM business that goes into systems using other conditional access providers has gone up, and Dwight you may want to comment.

The other piece is, we’re sort of at a holding pattern. As you recall, on-demand services were launched in a big way last fall, and folks are, you know, getting to the 5 to 8% peak utilization. But then, there are lots of plans to continue to enhance those services and we get a lot of questions, and put a lot of effort into just how many simultaneous sessions, how many sessions per second performance people need. And all of our customers are having plans to continue to increase that service, but I think right now, we’re sort of — wading through generation one of launching of services.

DENNIS GALLAGHER

So would you characterize the sales, for example, this quarter, of roughly 500 units to be primarily driven not by rollouts but by expansion of penetration of VOD?

JAMES MCDONALD

Yeah, one of the things — let me point out is that when we gave you the 500 number,we only gave you the number associated with our systems, I believe.

DENNIS GALLAGHER

Oh, okay.

JAMES MCDONALD

We didn’t give you the number that we shipped into other people’s systems.

WALLACE HAISLIP

And we do not have that readily available. If you will call Tom later tonight or tomorrow, we will get that number to you.

DENNIS GALLAGHER

Great. Thank you.

OPERATOR

Thank you. And the next question is coming from Larry Harris of Fahnestock. Mr. Harris your line is now live.

LARRY HARRIS

Yes, thank you. A couple of questions and a congratulations on the quarter.

JAMES MCDONALD

Thanks Larry.

LARRY HARRIS

What was capital expenditures level in the fourth quarter or for the year?

WALLACE HAISLIP

The capital expenditure level for the quarter was only approximately $5 million and the capital for the year was $24 million.

LARRY HARRIS

Great.

I was wondering, any thoughts that you might have with respect to the Explorer 8000, you’ve gotten some nice orders now from Time-Warner, and from Comcast, and the other day Charter placed an order for a somewhat similar product with Motorola, and I was wondering if, perhaps, we might see over the next few quarters some of the other cable operators begin to move forward on their deployments of PVR-type products?

JAMES MCDONALD

Well, you know, I would say in the — when we did the first generation products, it kind of went the same way. We kind of rolled it out with Time-Warner first and then we started getting other interest, you know, people like Comcast tend to follow second and Cox kind of followed right behind them. So, you know, if it follows what happened with the first generation, you know, what you just said is probably the way it will go.

LARRY HARRIS

So do you think we may see some further orders later in this calendar year or is it too early to say?

JAMES MCDONALD

I don’t think — I think two or three things.

One is that we’ve done a lot of customer surveys in that and what we know is the consumer really likes the service. Obviously as — as we can continue to work the prices, you know, one is people look at it and say this is an additional $9.95 service, the other thing you need to look at is it’s a $25, $27 service over analog.

So as our customers focus on growing their video revenue business, it’s probably the primary tool they have to grow the video revenue over the next couple of years.

So one of the things, I think you would say is that consumer likes it, it is a mechanism for our customers to grow their video revenue, and I think thirdly, is the satellite guys are committed to deploying it too, so it’s a competitive issue.

LARRY HARRIS

All right. Well, thank you very much.

OPERATOR

And thank you. The next question is coming from Jeff Shelton of Deutsche Banc. Mr. Shelton your line is now live, sir.

JEFF SHELTON

Thanks.

If you look at the data coming out of CEA, it indicates that there’s a definition acceleration of high-definition television sets being sold by the retailers and yet if you look at your HD set-top box shipments they’ve been relatively flat over the past 12 months.

I was wondering if you could talk to the discrepancy between that and when, perhaps, you think your shipments might move more in step with the television set sales?

JAMES MCDONALD

I think a couple of things, you know if you go back and think a lot why people buy that, there are three or four things.

You know if you go off and buy a new TV today, you are starting to see the price of these things get down around $1,000 or a little bit less and if you have been buying big projector screen TVs, et cetera, you will probably take a defensive position and say, well, if I’m going to buy a new TV in that price range, I gonna buy one that’s capable of doing high definition. So a lot of people are buying TV sets, and they may or may not have actually subscribed to the service. In fact, if you go look through other suppliers, you will find that a lot of people do buy the HD sets and not yet signed up for the service.

I think the second thing you would find is the availability of programming keeps getting better. So as availability of programming keeps getting better, they then tend to sign up for a service on these things.

So I think the second thing is — and then lastly is one of the potential drivers of this thing, obviously is when you get a broad set of sports packages because if you watch HD where it makes a significant amount of difference is in sports programming. So if ESPN gets behind this, which they are doing now, I think you may see an acceleration of the service side of it, but it’s a combination of those things that would lead to you believe that signing up the services would line up the actual purchases of the devices themselves.

JEFF SHELTON

Have you been seeing increased interest MSOs for the HD set-top boxes?

JAMES MCDONALD

Well one of the things to think about is they come to us and when they roll the service out, they buy so many products. So they will go off and do — buy the products and put them into inventory and then start to do it and then they’ve got to use them up and then they will come back for more.

So, you know, the fact that ours has stayed kind of flat for a few quarters, I wouldn’t draw much conclusion into it. It’s usually the getting started the service. And, you know the, the key thing is we have to get more programming. Especially things like sports programming because that’s where there’s a big differentiation.

JEFF SHELTON

And second thing —

JIM MCDONALD

Of course one of the things we also believe and the reason we’re doing the HD version of the DVR is, when you get the high-end customers they are also going to be the people interested in DVR functionality as well as HD.

JEFF SHELTON

Second question, I guess, Wally, you usually talk to, I guess, trends in set-top box pricing. Did we see the typical 10% year-over-year decline in the mid-range Explorer 2000 and 3000?

JAMES MCDONALD

We actually saw our average selling price go up.

WALLACE HAISLIP

Right.

There are two questions.

When you consider the mix, and especially because of the mix, we saw average selling prices go up, as Jim indicated. If you look at the base unit, you are seeing some price declines, but the amount of that price decline, because we are very far down the curve here, is now less than 10%. Year over year.

JEFF SHELTON

And for the PVR Explorer 8000 boxes? I guess when you first brought it out you’re talking about around a $500 price point. Have we started to see that come down, especially with the volume orders?

JAMES MCDONALD

Yes.

WALLACE HAISLIP

The average price of the 8000 for the last few quarters has declined each quarter.

JEFF SHELTON

All right.

JAMES MCDONALD

We’re, of course, making comparable cost improvements.

JEFF SHELTON

Well, thank you very much.

OPERATOR

Thank you. The next question is a follow-up from Greg Mesniaeff of Credit Lyonnaise. Sir, please go ahead.

GREG MESNIAEFF

Yes, thank you.

Could you give us a quick update as to the status of your relationship with Pacific Broadband? And just your view of the CMTS market and any, perhaps opportunities to become more visible in that space, particularly given your cash position? Thanks.

JAMES MCDONALD

Let me figure out how to best to say this. I don’t want to really get too much into commenting on Juniper’s standing — Dwight, you might make a few comments.

Our view of the thing is that, look, we’ll invest in any area we can make money.

DWIGHT DUKE

Yeah, you know, obviously Juniper, we still have our partnership with Juniper and they are looking into how they want to move forward in this business and as we – and we keep looking at the landscape and deciding what to do. And I think that the CMTS space is a very interesting space and you have to watch what the market size is versus your R&D costs. And then we’re continuing to look at that every quarter.

GREG MESNIAEFF

Thank you.

OPERATOR

And thank you.

The next question a follow-up from Nikos Theodosopoulos of UBS Warburg. Sir, please go ahead.

NIKOS THEODOSOPOULOS

Yes, I was trying to get a clarification on the average selling price comments.

When you said that the price — the average selling price was up, was that a sequential comment or a year-over-year comment related to the entire mix? And can you comment, you know, what — what — you know, what was the sequential trend?

JAMES MCDONALD

The answer is both sequentially and year-over-year.

NIKOS THEODOSOPOULOS

Okay. Okay.

WALLACE HAISLIP

We have not in the past and we won’t this quarter comment on the — on the — we only give the direction. We don’t give the magnitude.

NIKOS THEODOSOPOULOS

Okay so —

JAMES MCDONALD

Because, of course the basic reason is, as we do with things like the DVR, we’ve significantly increased the functionality of it and as that functionality gets pulled through by the consumer and the customer, it obviously lets us start back up the curve again.

NIKOS THEODOSOPOULOS

Right. Okay.

And on newer platforms historically, you know in the first couple of years of deployment, what — I mean are your price declines typically greater than the 10% level, I would imagine?

JAMES MCDONALD

Yes.

NIKOS THEODOSOPOULOS

Okay. Alright.

Last question.

Were there any major set-top product line or product family that was down sequentially in terms of units? It seems that they all were —

JAMES MCDONALD

2000, 3,000 was down a little bit.

WALLACE HAISLIP

Obviously with the reduction or the fact that we are shipping significant amount of the high end boxes, and Cablevision is such a significant part of the total, the net result of that is that the [Explorer] 2000, 3000 volumes are down.

JAMES MCDONALD

The other one that’s probably obvious is analog has about disappeared.

NIKOS THEODOSOPOULOS

Right. Right. Okay.

Alright. Thank you very much.

OPERATOR

Thank you.

And the next question is coming from Scott Coleman of Morgan Stanley. Mr. Coleman please go ahead, sir.

SCOTT COLEMAN

Hi. Thank you.

Forgive me if this was already asked, but did you give a percentage of high end set-top boxes for this quarter?

WALLACE HAISLIP

We did not give a percentage, so you didn’t miss that — that answer.

SCOTT COLEMAN

Would you care to? [ LAUGHTER ]

JAMES MCDONALD

No, thanks.

SCOTT COLEMAN

And secondly, I think the results speak for themselves, but I’m curious if there was anything that was disappointing this quarter or things that you — you think you could do better going forward?

JAMES MCDONALD

Well, while we can always do better, we weren’t disappointed in any area.

SCOTT COLEMAN

Great, thank you very much.

OPERATOR

And thank you.

The next question is a follow-up from Todd Koffman of Raymond James. Your line is now live.

TODD KOFFMAN

Jim, just a follow-up to that.

When you opened up your prepared remarks you said the environment was mixed.

Aside from the obvious concerns, leaning to maybe large exposure to Cablevision, is there anything else you that were alluding to with the environment being mixed when you opened up your comments?

JAMES MCDONALD

Well, yeah, I would say the transmission part of our business is always a challenge. Especially in this market. But you — we’re doing reasonably well in that part of the business, especially if you look at us versus other people.

So I — I think, you know, there’s still some unknowns in the economy. So I think it’s — you know, I would say I made it more as a general cautionary statement because there’s lots of things we can’t forecast.

Internationally, obviously in Europe, especially in Latin America, you know Latin America is a very tough world for us right now. I made it more as a general comment as opposed to something that specifically we can do something about.

SCOTT COLEMAN

Thank you.

OPERATOR

Okay, gentlemen that appears to be our final question.

Do you have any closing comments you would like to finish this great quarter off with?

JAMES MCDONALD

I would just like to thank everybody for joining us. If you have any additional questions to give Tom Robey a call, we’ll be glad to get the answers back to you. Thanks for everybody’s support.

OPERATOR

Thank you ladies and gentlemen, that does conclude Scientific-Atlanta’s Q4 year 2003 earnings conference call. Please disconnect your phone lines at this time and have a great day. Thank you for your participation.

Information Not Stated in Conference Call

“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this document. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-Q), which statements are incorporated into this news release by reference.

Scientific-Atlanta, Inc. (NYSE:SFA) (http://www.scientificatlanta.com) is a leading supplier of transmission networks for broadband access to the home, digital interactive subscriber systems designed for video, high-speed Internet, and voice over IP (VoIP) networks, and worldwide customer service and support.

Scientific-Atlanta, the Scientific-Atlanta logo, Explorer, PRISMA, and Continuum are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, BroadLAN, Explorer 3270HD, Continuum DVP, and PRISMA IP are trademarks of Scientific-Atlanta, Inc.